UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 28, 2015

Integrity Capital Income Fund, Inc.
(Exact name of registrant as specified in charter)

Colorado	000-55277	46-4285184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13540 Meadowgrass Drive, Suite 100 Colorado Springs, Colorado	80921
(Address of principal executive offices)	(Zip code)

(719) 955-4801
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Loan Agreement

On October 28, 2015, Integrity Capital Income Fund, Inc. (the "Company") entered into a Business Loan Agreement, Promissory Note and Commercial Security Agreement (the "Loan Agreement") with Central Bank & Trust Co. ("Lender") which provides for a secured line of credit in the aggregate original principal amount of $3,200,000 (the "Loan").  The effective date of the Loan Agreement was October 21, 2015. The Company will pay interest of 4.85% on the outstanding principal balance of each advance.  The entire principal of the Loan, plus any accrued and unpaid interest, is due on October 21, 2016.  The Loan is secured by the Company's accounts, instruments, documents, chattel paper and other rights to payments, general intangibles, investment property, and deposit accounts (each as defined in the Uniform Commercial Code).

The Lender is a correspondent bank with Integrity Bank & Trust, the adviser to the Company (the "Adviser").  Gemini Bancshares, Inc., the sole shareholder of the Adviser, also has a correspondent bank relationship with the Lender and has a loan currently outstanding with the Lender in the amount of $3,175,000.

Item 3.02	Unregistered Sales of Equity Securities

On October 29, 2015 we sold approximately 25,330 shares of our common stock at a price of $10.15 per share.  We received net proceeds of $257,100 in connection with the Company's offering of its common stock (the "Offering").  No commissions were paid on the sales.

The issuance of our common stock under the Offering was made in reliance upon certain exemptions from the registration requirements of the Securities Act including, without limitation, the exemptions under Section 4(a)(2) thereof, and Regulation D thereunder.  Our common stock was sold only to investors who were "accredited investors," as defined in Rule 501 promulgated under the Securities Act of 1933.  No general solicitation or advertising was used in connection with the sales of our common stock in the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTEGRITY CAPITAL INCOME FUND, INC.

Dated: November 2, 2015	/s/ Randall Rush
Randall Rush, Chief Financial Officer